Exhibit 99.1

Ultralife Batteries Announces Preliminary First Quarter Revenue;
Management Reaffirms Fiscal 2006 Revenue Guidance

    NEWARK, N.Y.--(BUSINESS WIRE)--April 10, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) anticipates reporting revenue between $18.0 million and $18.5 million for the first quarter primarily reflecting lower-than- anticipated orders from the U.S. Department of Defense. Management currently expects to report positive operating income, consistent with its $18 million quarterly revenue breakeven business model, excluding stock-based compensation expenses. For 2006, management continues to expect revenue of at least $90 million.
    "Revenues in the first quarter were lower than expected as the U.S. Defense Department continued to finalize its product technology strategy, including the transition to the BA-5390A with state-of-charge indicator (SOCI). Subsequent to the quarter close, however, we were asked by the Defense Department to accelerate shipments of our BA-5390A, the only qualified battery with an SOCI currently in production, to support their intention to aggressively begin fielding SOCI-based batteries," said John D. Kavazanjian, president and chief executive officer. "As a result, we expect to get back on track for the year, further pursuing the opportunity to significantly grow our share of the U.S. military market as well as our commercial growth opportunities."
    Ultralife management will provide further details about the first quarter performance and discuss its outlook for the second quarter on May 4, when it reports first quarter earnings.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany and Australia, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information about Ultralife is available at www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Robert Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Lippert/Heilshorn & Associates, Inc.
             Investor Relations:
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media:
             Chenoa Taitt, 212-838-3777
             ctaitt@lhai.com